PRESS RELEASE
FOR RELEASE APRIL 29, 2011 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED
MARCH 31, 2011

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, (the “Bank”) reported net income of $188,000 for the three month period ended March 31, 2011, which represents the second quarter of its 2011 fiscal year, as compared to a net loss of $639,000 for the three months ended March 31, 2010.

When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported a net loss available to common stockholders of $229,000 or ($0.08) per basic and diluted common share for the three months ended March 31, 2011, compared to a net loss available to common stockholders of $795,000 or ($0.27) per basic and diluted common share for the three months ended March 31, 2010. The Company repaid TARP on January 26, 2011 and was required to accelerate accretion of the remaining discount on the preferred stock, thereby reducing net income available to common shareholders by approximately $310,000 during the three months ended March 31, 2011.

Net income for the six months ended March 31, 2011 was $233,000, as compared to net income of $31,000 for the six months ended March 31, 2010.

When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the net loss available to common stockholders was $340,000 or $(0.11) per basic and diluted common share for the six months ended March 31, 2011, compared to a net loss available to common stockholders of $282,000 or $(0.09) per basic and diluted common share for the six months ended March 31, 2010.

During the three and six months ended March 31, 2011, earnings were favorably impacted by significantly lower loan loss provisions and, to a lesser extent, moderate increases in non-interest income as compared to the same periods in the preceding fiscal year. Also, during the three and six months ended March 31, 2010, the Company recognized $100,000 in credit losses for certain private label collateralized mortgage obligation securities deemed by management to be “Other Than Temporarily Impaired”.  Earnings during the three and six months ended March 31, 2011 were negatively impacted by higher non-interest expenses and lower net interest income as compared to the same periods in the preceding fiscal year.

President and Chief Executive Officer Joseph J. Bouffard commented “Although the current economic environment remains difficult, we have made strides in achieving certain important objectives. In January of this year, we were able to repay TARP without raising additional capital, which would have been dilutive to our shareholders. The repayment also will save our Company $540,000 in annual preferred dividends. Measured deployment of available liquidity has helped to increase interest rate spread compared with our prior quarter ended December 31, 2010. Nonperforming assets remain manageable overall, decreasing as a percentage of assets compared with the prior quarter. We continue to aggressively pursue alternatives regarding asset quality and foreclosed property on our balance sheet.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	March 31,	September 30,
	2011	2010
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$88,394	$108,999
Investment Securities, available for sale	23,382	18,390
Loans Receivable, net	374,037	388,933
Mortgage-backed Securities, available for sale	99,197	65,975
Foreclosed Real Estate	2,180	--
Premises and Equipment, net	7,555	7,826
Bank Owned Life Insurance	15,997	15,655
Other Assets	14,022	14,777
Total Assets	$624,764	$620,555

LIABILITIES
Deposits	$543,215	$534,366
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	14,087	7,788
Total Liabilities	574,313	559,165
Total Stockholders’ Equity	50,451	61,390
Total Liabilities & Stockholders’ Equity	$624,764	$620,555

Consolidated Statements of Operations
(Unaudited)

	Three Months ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(Dollars in thousands except per share data)		(Dollars in thousands except per share data

Interest Income	$6,665	$7,241	$13,470	$14,686
Interest Expense	2,104	2,390	4,450	4,912
Net Interest Income	4,561	4,851	9,020	9,774
Provision for Loan Losses	--	2,200	800	2,500
Net Interest Income After Provision for Loan Losses	4,561	2,651	8,220	7,274
Total Non-Interest Income	542	504	1,326	1,205
Total Non-Interest Expenses	4,869	4,285	9,324	8,581
Income (loss) Before Tax Expense (Benefit)	234	(1,130)	222	(102)
Income Tax Expense (Benefit)	46	(491)	(11)	(133)
Net Income (Loss)	188	(639)	233	31
Preferred Stock dividends and discount accretion	(417)	(156)	(573)	(313)
Net Loss available to common shareholders	$(229)	$(795)	$(340)	$(282)

Basic Loss Per Common Share	$(.08)	$(.27)	$(.11)	$(.09)
Diluted Loss Per Common Share	$(.08)	$(.27)	$(.11)	$(.09)

Summary of Financial Highlights
(Unaudited)

	Three Months ended March 31,			Six Months Ended March 31,
	2011	2010		2011	2010

Return on Average Assets (Annualized)	.12%	(.43	% )	.08%	.01%
Return on Average Equity (Annualized)	1.49%	(4.24	% )	.83%	.10%

Interest Rate Spread	3.21%	3.40%		3.10%	3.49%
Net Interest Margin	3.23%	3.49%		3.14%	3.57%

Efficiency Ratio	95.41%	80.02%		90.12%	78.16%
Ratio of Average Interest Earnings Assets/Interest Bearing Liabilities	101.03%	105.41%		102.62%	104.76%

Allowance for Loan Losses
(Unaudited)

	Three Months ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$7,170	$4,228	$6,634	$3,927
Provision for Loan Loss	--	2,200	800	2,500
Recoveries	25	20	46	62
Charge-Offs	(2,189)	$(8)	(2,474)	(49)
Allowance at End of Period	$5,006	6,440	$5,006	$6,440

Allowance for Loan Losses as a Percentage of Gross Loans	1.34%	1.62%	1.34%	1.62%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	54.9%	67.2%	54.9%	67.2%

Non-Performing Assets
(Unaudited)

	At March 31, 2011	At September 30, 2010	At March 31, 2010
	(Dollars in thousands)

Nonperforming Loans: (1)
Commercial	$8,465	$12,106	$8,709
Residential Real Estate	631	656	876
Consumer	21	23	--
Total Nonperforming Loans	9,117	12,785	9,585
Foreclosed Real Estate	2,180	--	--
Other Nonperforming Assets	--	--	5
Total Nonperforming Assets	$11,297	$12,785	$9,590

Nonperforming Loans to Loans Receivable	2.44%	3.29%	2.38%

Nonperforming Assets to Total Assets	1.81%	2.06%	1.60%

(1) Nonperforming  status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at March 31, 2011 are $3.6 million in Troubled Debt Restructurings, $1.0 million of which are not delinquent.  Reporting guidance requires disclosure of these loans as non-performing even though they are current in terms of principal and interest payments.